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                                                                  EXHIBIT 10.15

                           [DREW S. LEVIN LETTERHEAD]


March 2, 1999

Mr. Michael Pinera
Goldstar Entertainment Media
12400 Wilshire Boulevard, Suite 570
Los Angeles, CA 90025


                             RE: MERGER/ACQUISITION


Dear Mr. Pinera:

This Letter Agreement ("Letter of Intent") sets forth our intentions with respect to the acquisition by Team Communications Group, Inc. ("Team") of the majority interest of the Common Stock of Goldstar Entertainment Media ("Goldstar"). The Parties hereto agree as follows:

1. Goldstar has made available to Team, for its review, its most recent unaudited financial statements. A material requirement of this acquisition will be the auditing of these financial statements.

2. Team has propounded to Goldstar a due diligence check list of material to be gathered and to be provided to Team to enable Team to commence and, thereafter, conclude its due diligence investigation of Goldstar.

3. Team and Goldstar have entered into a mutual non-disclosure agreement requiring that all parties maintain the possibility and proceedings of this merger strictly confidential.

4. Upon conclusion of it's due diligence, Team and Goldstar will enter into good faith negotiation to arrive at a mutually acceptable valuation of Goldstar to determine the


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Mr. Michael Pinera
Goldstar Entertainment Media
March 2, 1999
Page 2


        acquisition price to be paid by Team to acquire Goldstar.

5. Goldstar represents, warrants and covenants to Team that its management has disclosed to Team, and will continue to disclose to Team, any and all material facts which might impact the valuation of the company and of any facts which may adversely affect Goldstar's earnings, prospects or business which have not previously been fully disclosed to Team.

6. Goldstar will further prepared and deliver to Team its most recent financial statements and projections constituting its best estimate of revenues, earnings and cash flow and shall update such estimates on a monthly basis during the due diligence period.

7. It is understood and agreed that Team's undertaking to effectuate this acquisition will be on a reasonable "best efforts" basis, and is subject to the ability of the parties to arrive at a mutually acceptable purchase price, the approval of Team's Board of Directors and Team's satisfactory conclusion of its due diligence inquiry and the results of such due diligence inquiry, including review of audited financial statements, being reasonably satisfactory to Team and its outside attorneys and accountants.

8. Notwithstanding anything to the contrary herein above set forth, the performance of Team's obligations as provided in this letter of intent, are specifically subject to the following conditions:

               a. The successful completion of the in-depth investigative procedures to be conducted by Team in respect to Goldstar, its operations and general performance as well as its offices and directors (commonly referred to as "due diligence" procedures); and

               b. Results of the due diligence procedures employed by Team being satisfactory to Team in its sole determination.

If the foregoing correctly sets forth the understanding reached between Team and Goldstar regarding the proposed acquisition, please sign and return the enclosed copy of this Letter of Intent within the next five (5) business days. Your acceptance hereto also constitutes an agreement to keep this letter confidential and not to make it or its existence known to any other


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Mr. Michael Pinera
Goldstar Entertainment Media
March 2, 1999
Page 3


potential purchasers.

Thank you.

Sincerely,



Drew S. Levin
Chairman/CEO

ESE:ma
Enclosure

cc: Mr. Todd Ficeto
    Mr. Florian Homm


ACCEPTED AND AGREED TO THIS ____ DAY OF MARCH, 1999:

GOLDSTAR ENTERTAINMENT MEDIA


By: _________________________________             _____________________________
        Signature                                      Print Name

Its: _________________________________